Stone Energy Corporation
2016 Performance Incentive Compensation Plan

I. Introduction and Overview

A. The Stone Energy Corporation 2016 Performance Incentive Compensation Plan (the “2016 Incentive Plan”) is a performance-based incentive program, the purpose of which is to motivate the employees of Stone Energy Corporation (the “Company”) to make extraordinary efforts to achieve short-term target goals that are crucial to the Company. For 2016 this 2016 Incentive Plan comprises the entire incentive-based compensation opportunity for Participants (as hereinafter defined).

B. Award Opportunities (as hereinafter defined) may be earned based on performance during a three-month performance period starting January 1, 2016 (each such three-month performance period for the 12 months of fiscal year 2016, a “Quarterly Period”) and settled after the end of the Quarterly Period, with the ability to catch-up any quarterly amount at the end of fiscal year 2016 based on performance over the full 12-month performance period of fiscal year 2016 (the “Annual Period”).

II. Award Opportunities

Each employee eligible to participate in the 2016 Incentive Plan will have a threshold, target and maximum award opportunity (“Award Opportunity”) expressed as a percentage of such employee’s base salary and expressed on a Quarterly Period and Annual Period basis. The Compensation Committee shall set and approve the individual Award Opportunities under the 2016 Incentive Plan for the Chief Executive Officer of the Company (“CEO”), and all other officers of the Company as required by its charter. The CEO is authorized to set and approve the individual Award Opportunities under the 2016 Incentive Plan for all other Participants, consistent with the terms of the 2016 Incentive Plan and subject to such limitations as may be imposed by the Compensation Committee. The Compensation Committee and the CEO may establish objective criteria for setting individual Award Opportunities or may use their subjective judgment in setting Award Opportunities in their sole discretion. No employee of the Company is automatically entitled to any Award Opportunity, or to the payment of any earned Award Opportunity, under the 2016 Incentive Plan.

III. Eligibility/Participation Requirements

A. All employees of the Company that would have been eligible to participate in an annual incentive compensation program, pursuant the Company’s Amended and Restated Revised Annual Incentive Compensation Plan (as the same may be amended from time to time), if such a program had been implemented for fiscal year 2016, are eligible to participate in the 2016 Incentive Plan (each, a “Participant”).

B. A Participant must be employed by the Company on the last day of a Quarterly Period and on the date payment is made with respect to Award Opportunities earned relative to such Quarterly Period in order to be entitled to receive payment on an Award Opportunity that would otherwise be considered to be earned for such Quarterly Period but for the termination of employment prior to the later of these dates. Participants whose employment with the Company terminates due to death, Disability or Retirement (as defined below) on or before the last day of a Quarterly Period (or on or before an applicable payment date) may have their Award Opportunity for such Quarterly Period determined to be earned, and the award paid, on a pro-rata basis by the Compensation Committee after considering the recommendations of the Chief

Executive Officer (“CEO”). For all other Participants, if a Participant’s employment with the Company terminates (either voluntarily or involuntarily) on or before the last day of a Quarterly Period (or on or before an applicable payment date), such Participant’s Award Opportunity for the Quarterly Period in question will be void as of the date of termination of employment, and not subject to being earned, and such Participant shall not be entitled to receive payment relative to such Quarterly Period Award Opportunity.

C. A Participant shall be employed with the Company on the last day of the Annual Period and on the date payment is made with respect to the Annual Period True-Up Payment (as hereinafter defined), if any, in order to be entitled to receive any such Annual Period True-Up Payment (as hereinafter defined); provided, however, that if such Participant’s employment with the Company terminates due to death, Disability or Retirement (as defined below) on or before the last day of the Annual Period (or on or before the applicable payment date), the Annual Period True-Up Payment may be determined, and paid, on a pro-rata basis by the Compensation Committee after considering the recommendations of the CEO.

D. Notwithstanding the foregoing, a Participant whose employment is terminated (voluntarily or involuntarily) (i) after the end of a Quarterly Period, but before an Award Opportunity is determined to have been earned or, if determined to be earned, before it has been paid, or (ii) after the end of the Annual Period but before a determination has been made as to whether an Annual Period True-Up Payment is payable, or if determined, before it has been paid, may nevertheless be entitled to payment thereon if the Compensation Committee, after considering the CEO’s recommendations, determines that such Participant is so entitled.

E. For purposes of this 2016 Incentive Plan:

(i) “Cause” means (A) an act or acts of dishonesty on your part constituting a felony or serious misdemeanor and resulting or intended to result directly in gain or personal enrichment at the expense of the Company, (B) gross or willful and wanton negligence in the performance of your material and substantial duties of employment with the Company, or (C) your conviction of a felony involving moral turpitude. The existence of Cause shall be determined by the Compensation Committee.

(ii) “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(iii) “Retirement” means, unless otherwise determined by the Compensation Committee, a Participant’s voluntary resignation with the approval of the CEO (or, in the case of the CEO, with the approval of the Board), other than in connection with a Cause termination, at any time following the earlier to occur of (A) such Participant’s attainment of age 60 with 5 years of service with the Company, as determined by the Company, or (B) such Participant’s attainment of 75 years of Retirement Service.

(iv) “Retirement Service” means, as of the date of determination, a Participant’s (A) years of service with the Company, The Stone Petroleum Corporation or Stone Oil Corporation, as determined by the Company, and (B) such Participant’s age.

IV. Performance Criteria/Goals

A. The performance criteria for the 2016 Incentive Plan, and the allocated points for each, are as follows:

Measure	Minimum	Target	Stretch
EBITDA ($ millions)	25	50	75
Capital Expenditures ($ millions)	20	40	60
HSE Performance	5	10	15
TOTAL Points	50	100	150

B. The minimum, target and stretch goals for each of the foregoing performance criteria by Quarterly Period, and then for the Annual Period, are set forth on Exhibit A (the “Performance Goals”), attached hereto and incorporated herein by reference. The Performance Goals, or performance against such Performance Goals may be adjusted by the Compensation Committee, as permitted under Section X(b)(ii)(B) of the Company’s 2009 Amended and Restated Stock Incentive Plan (As Amended and Restated December 17, 2015) (the “Stock Incentive Plan”)

V. Settlement of Earned Award Opportunities

A. The Compensation Committee shall make all determination of achievement against the Performance Goals set for each Quarterly Period and the Annual Period. Award Opportunities may be earned based upon the performance achievement determinations made by the Compensation Committee. Earned Award Opportunities will be payable only following the Compensation Committee’s determination of the achievement against the Performance Goals for the applicable Quarterly Period or Annual Period, as the case may be. As soon as practicable after the last day of a Quarterly Period, and no later than the Company’s payroll (applicable to the relevant Participant) next following the filing of the Company’s 10-Q for such Quarterly Period (or for the 4th Quarterly Period the Company’s 10-K), the Company will assess performance achievement against the goals for the applicable Quarterly Period and, subject to the Compensation Committee’s determination of the achievement against the Performance Goals for the applicable Quarterly Period and subject to the other terms of this 2016 Incentive Plan, will pay the Award Opportunity earned for that Quarterly Period, if any, as applied to each Participant’s Award Opportunity for the relevant Quarterly Period. As soon as practicable in 2017, and no later than the Company’s payroll (applicable to the relevant Participant) next following the filing of the Company’s 10-K for the Annual Period, the Company will assess achievement against the Performance Goals for the Annual Period and, subject to the Compensation Committee’s determination of the achievement against those Performance Goals and subject to the other terms of this 2016 Incentive Plan, will pay the Participant the difference, if any between the Award Opportunity earned by a Participant as determined for the Annual Period and the sum of his/her Award Opportunities earned and paid for all prior Quarterly Periods, (subject to the other terms of this 2016 Incentive Plan) (“Annual Period True-Up Payment”). All earned Award Opportunities will be paid no later than March 15, 2017.

B. Subject to the other terms of this 2016 Incentive Plan, earned Award Opportunities, including any Annual Period True-Up Payment, will be paid in cash in a lump sum, subject to applicable withholding and subject to any compensation recovery or “clawback” policy the Company may have in effect at the time the of payment.

C. Subject to shares of the Company’s common stock being available for issuance under the terms of the Stock Incentive Plan, 10% of the CEO’s earned Award Opportunities, will be paid in the form of the Company’s common stock as an Other Stock-Based Award pursuant to the terms of the Stock Incentive Plan (as herein defined). The number of shares of common stock to be delivered upon settlement of an earned Award Opportunity will be determined based on dividing (i) the dollar amount of 10% of the earned Award Opportunity, by (ii) the average closing price of the Company’s common stock for the applicable Quarterly Period or for the Annual Period True-Up Payment, the average closing price for the month of December 2016 and further subtracting from that number of shares a number of shares sufficient to satisfy any tax withholdings thereon (with any tax withholding not thereby satisfied to be satisfied through tax withholdings from the cash payment on such earned award opportunity. Only whole shares will be delivered and determined by rounding down. Any fractional shares resulting from such calculation will be paid in cash. To the extent there are not sufficient shares of the Company’s common stock available for issuance under the terms of the Stock Incentive Plan, then the 10% of the CEO’s earned Award Opportunity payable in common stock shall be paid in the maximum number of shares that are available and any remainder shall be paid in cash.

VI. Change in Control

A. For purposes of this 2016 Incentive Plan, the definition of “Change of Control” as set forth in the Stone Energy Corporation Executive Change of Control and Severance Plan or the Stone Energy Corporation Change of Control Plan, as may be applicable to you, as each such plan may be amended from time to time, is incorporated herein by reference as if set forth herein in full. Immediately prior to or upon a Change of Control, the following benefits will accrue to Participants, without regard to whether a Participant’s employment with the Company is terminated upon or after a Change of Control.

B. Should a Change of Control occur in fiscal year 2016, the Award Opportunities shall be deemed earned and payable as of the date of the Change of Control based on performance through such date and projecting such performance against the Performance Goals for the Quarterly Period and the Annual Period taking into account the time elapsed in such period and for the Annual Period applying the average relative performance against the threshold, target and maximum for such Quarterly Period and all prior Quarterly Periods, if any. Such earned Award Opportunities, if any, will be paid as soon as reasonably practicable after the Change of Control, but in no event later than the earlier of (i) March 15, 2017, or (ii) ninety days after the Change of Control.

VII. Administration

A. The Compensation Committee will be responsible for Plan administration. All determinations of the Compensation Committee under the 2016 Incentive Plan shall be vested in the exclusive, sole and absolute discretion of such committee, and the determinations of the Compensation Committee as to such matters shall be final and conclusive on all persons interested in the 2016 Incentive Plan.

B. The Board, on recommendation of the Compensation Committee, may choose to revise or eliminate the 2016 Incentive Plan at any time in its sole and absolute discretion. No contractual right to any benefit described herein is created or is intended to be created by this document or any related action of the Board and none should be inferred from descriptions of this 2016 Incentive Plan.

VIII. Miscellaneous Provisions

A. A Participant’s rights and interests pursuant to the 2016 Incentive Plan may not be assigned or transferred except in the event of the Participant’s death.

B. The Company shall deduct all required withholding for tax purposes from all payments made pursuant to the 2016 Incentive Plan.

C. The administrative expense of the 2016 Incentive Plan will be borne by the Company.

D. Neither the establishment of the 2016 Incentive Plan nor the making of Award Opportunities hereunder nor any payment thereon nor the Annual Period True-Up Payment shall be deemed to create a trust. No individual shall have any security or other interest in any of the assets of the Company, in shares of stock of the Company or otherwise pursuant to or under this 2016 Incentive Plan.

E. An individual shall be considered to be in the employment of the Company as long as he or she remains an officer and/or an employee of either the Company or any subsidiary. Nothing in the adoption of this 2016 Incentive Plan nor the making of Award Opportunities hereunder shall confer on any individual the right to continued employment by the Company or a subsidiary or affect in any way the right of the Company or such subsidiary to terminate his or her employment at any time.

F. All provisions of the Plan shall be construed in accordance with the laws of Delaware, without regard to such state’s conflicts of laws provisions.

IX. 2009 Amended and Restated Stock Incentive Plan

Awards granted under this 2016 Incentive Plan are intended to be Performance Awards, Cash Awards, Other Stock-Based Awards and Section 162(m) Awards, as applicable under the Stock Incentive Plan.

Approved March 10, 2016